Item 24. b.  Exhibit 8 i.  d.

EIGHTH AMENDMENT TO PARTICIPATION AGREEMENT

Among

MML SERIES INVESTMENT FUND

And

MML INVESTMENT ADVISERS, LLC

And

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

And

MML BAY STATE LIFE INSURANCE COMPANY

And

C.M. LIFE INSURANCE COMPANY

THIS AMENDMENT dated February 20, 2020, amends the Participation Agreement entered into as of the 17th day of November, 2005, as amended to date, (the “Agreement”) by and among Massachusetts Mutual Life Insurance Company (“MassMutual”), MML Bay State Life Insurance Company, C.M. Life Insurance Company, each on their own behalf and on behalf of each segregated asset account of each insurance company, and MML Series Investment Fund (“MML Trust”).

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Section 3.1 of the Agreement is deleted in its entirety and replaced with the following:

3.1        MML Trust shall provide each Company with as many printed copies of its current prospectus and Statement of Additional Information as each Company may reasonably request. If requested by a Company in lieu thereof, MML Trust shall provide an electronic file in a mutually agreeable format containing MML Trust's prospectus and Statement of Additional Information, and such other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus and/or Statement of Additional Information for MML Trust is supplemented and/or amended during the year) to have the prospectus, private offering memorandum or other disclosure document ("Disclosure Document") for the Contracts, and MML Trust's prospectus printed together in one document, and to have the Statements of Additional Information for MML Trust and the Contracts printed together in one document. Alternatively, a Company may print MML Trust's prospectus and/or its Statement of Additional Information in combination with other fund companies' prospectuses and Statements of Additional Information. For MML Trust prospectuses and Statements of Additional Information (including any supplements and/or amendments thereto) provided by a Company to its existing owners of Contracts in order to update disclosure annually (or more frequently if the prospectus and/or Statement of Additional Information for MML Trust is supplemented and/or amended during the year) as required by the 1933 Act and/or the 1940 Act, the cost of printing shall be borne by MML Trust. For avoidance of doubt, MML Trust shall be responsible for the cost of printing all supplements to the prospectus and/or Statement of Additional Information for MML Trust as of January 1, 2020.

2.	Section 5.2 of the Agreement is deleted in its entirety and replaced with the following:

5.2.       All expenses incident to performance by MML Trust under this Agreement shall be paid by MML Trust. MML Trust shall see to it that all its shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by MML Trust, in accordance with applicable state laws prior to their sale. MML Trust shall bear the expenses for the cost of registration and qualification of MML Trust's shares, preparation and filing of MML Trust's prospectus and registration

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statement, proxy materials and reports, setting the prospectus in type, setting in type and printing the proxy materials and reports to shareholders (including the costs of printing a prospectus that constitutes an annual report), the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of MML Trust's shares.

3.	A new Section 8.3 is added as follows:

8.3.       Dispute Resolution. The parties shall use good faith efforts to resolve any dispute concerning the indemnification obligations in this Agreement.  Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction.  Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty (30) days from the commencement of the same unless such time period is extended by the written agreement of the parties).  The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs, and expenses.

The parties agree that:

a.	any expenses incurred pursuant to the Agreement shall be allocated to and from the parties in conformity with customary insurance accounting practice; and

b.	the books, accounts and records of each party shall be maintained as to clearly and accurately disclose the precise nature and details of transactions performed pursuant to the Agreement.

c.	the Companies shall not advance funds to MML Trust except to pay for services defined in this Agreement;

d.	the Companies will maintain oversight for functions provided to the Companies by MML Trust and will monitor such services annually for quality assurance;

e.	all books and records of the Companies are and remain the property of the Companies and are subject to control of the Companies;

f.	all funds and invested assets of the Companies are the exclusive property of the Companies, held for the benefit of the Companies and are subject to the control of the Companies;

g.	if a Company is placed in receivership or seized by the Commissioner under Chapter 704c of the Connecticut General Statutes:

i.	all of the rights of the Company under the Agreement extend to the receiver or Commissioner; and,

ii.	all books and records will immediately be available to the receiver or the Commissioner, and shall be turned over to the receiver or Commissioner immediately upon the receiver’s or the Commissioner’s request;

iii.	MML Trust has no automatic right to terminate the agreement; and

iv.	MML Trust will continue to maintain any systems, programs or other infrastructure notwithstanding a seizure by the Commissioner under Chapter 704c of the Connecticut General Statutes, and will make them available to the receiver, for as long as MML Trust continues to receive timely payment for services rendered.

h.	this Agreement, together with all schedules, exhibits, and amendments thereto, constitute the entire Agreement; and

i.	this Agreement, together with all schedules, exhibits, and amendments thereto, shall renew automatically on an annual basis.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto affixed their respective authorized signatures as of the date set forth above.

MML SERIES INVESTMENT FUND	MML INVESTMENT ADVISERS, LLC

By its authorized officer		By its authorized officer

By:	/s/ Renee Hitchcock	By:	/s/ Douglas Steele

Print Name:	Renee Hitchcock	Print Name:	Douglas Steele

Title:	CFO and Treasurer	Title:	Vice President

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MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY:	MML BAY STATE LIFE INSURANCE COMPANY:

By its authorized officer		By its authorized officer

By:	/s/ Gary Murtagh	By:	/s/ Gary Murtagh

Print Name:	Gary Murtagh	Print Name:	Gary Murtagh

Title:	Head of MMUS Product & Operations Law	Title:	Vice President

C.M. LIFE INSURANCE COMPANY:

By its authorized officer

By:	/s/ Gary Murtagh

Print Name:	Gary Murtagh

Title:	Vice President